UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	January 4, 2013 (January 8, 2013)

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.
Item 7.01   Regulation FD Disclosure.

Officers of Humana Inc. (the “Company”) will be meeting with investors and analysts at an industry conference on January 8, 2013. During the meetings, the Company intends to address its prospects and performance.

The Company expects gross sales for individual Medicare Advantage plans for 2013 to be slightly higher than previously expected.  Initial Medicare Advantage disenrollment data from the Centers for Medicare and Medicaid Services (“CMS”) indicates attrition in the Company’s individual Medicare Advantage plans is also slightly higher than the Company’s previous expectations.  Thus, the Company continues to expect net growth for individual Medicare Advantage membership of 100,000 to 120,000, net of the January 1, 2013 disposition of approximately 12,600 Medicare Advantage members acquired in the March 31, 2012 acquisition of Arcadian Management Services, Inc., in accordance with the Company’s previously disclosed consent agreement with the United States Department of Justice to obtain antitrust approval.

Gross sales for the Company’s stand-alone Prescription Drug Plans for 2013 are anticipated to be slightly below the range of previous expectations.  Initial stand-alone PDP disenrollment data from CMS indicates attrition is also slightly below the Company’s previous expectations.  Consequently, the Company continues to anticipate net membership growth for 2013 in its stand-alone Prescription Drug Plans in the range of 125,000 to 175,000.

The Company is continuing to receive January 2013 disenrollment data for all Medicare plans from CMS, consistent with typical disenrollment reporting patterns from CMS.

The Company will not opine on any other detailed financial results or expectations for 2012 and 2013 at this conference since it is in the process of closing its books for 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC. BY: /s/ Steven E. McCulley Steven E. McCulley Vice President and Controller (Principal Accounting Officer)

Dated:           January 4, 2013